Exhibit 99.1

FINANCIAL SERVICES COMMISSION

[SEAL]	CHARLIE CRIST

GOVERNOR

OFFICE OF INSURANCE REGULATION	ALEX SINK

CHIEF FINANCIAL OFFICER

BILL MCCOLLUM

ATTORNEY GENERAL

CHARLES BRONSON

COMMISSIONER OF AGRICULTURE

KEVIN M. McCARTY

COMMISSIONER

August 4, 2008

SENT VIA E-MAIL & U. S. CERTIFIED MAIL

Mr. William W. Hunt, Jr., President

Penn Treaty Network America Insurance Company

3440 Lehigh Street

Allentown, Pennsylvania 18103-7001

Re: Penn Treaty Network America Insurance Company

Dear Mr. Hunt:

The Florida Office of Insurance Regulation (“Office”) has received the May 31, 2008 monthly financial statement submitted on behalf of Penn Treaty Network America Insurance Company (“Company’), as well as the supplemental information submitted by the Company on July 11, 2008.

Period of Suspension

On June 4, 2007, the Office entered Order number 90386-07, which suspended Company’s certificate of authority for a period of 12 months. A copy of that Order is attached as Exhibit “A”. Regarding the duration of suspension, Section 624.421(3), Florida Statutes, states:

If the suspension of the certificate of authority is for a fixed period of time and the certificate of authority has not been otherwise terminated, upon expiration of the suspension period the insurer’s certificate of authority shall be reinstated unless the office finds that the insurer is not in compliance with the requirements of this code. The office shall promptly notify the insurer of such reinstatement, and the insurer shall not consider its certificate of authority reinstated until so notified by the office. If not reinstated, the certificate of authority shall be deemed to have expired as of the end of the suspension period or upon failure of the insurer to continue the certificate during the suspension period in accordance with subsection (2), whichever event first occurs.

•••

ROBERT A. WILLIS • DIRECTOR • LIFE & HEALTH FINANCIAL OVERSIGHT

200 EAST GAINES STREET •TALLAHASSEE, FLORIDA 32399-0327 •(850) 413-5050 •FAX (850) 488-7061

website:    www.floir.com  •  Al.Willis@floir.com

Affirmative Action / Equal Opportunity Employer

William W. Hunt, Jr.

August 4, 2008

Calculation of Surplus Deficiencies

Based upon a review of the Company’s May 31, 2008 monthly financial statement, filed June 25, 2008, as well as the supplemental information submitted by the Company on July 11, 2008, covering the period between May 31, 2008 and June 4, 2008, the Office is unable to find that the Company is in compliance with the Florida Insurance Code. Specifically, the Company’s excess capital and surplus is statutorily deficient. The deficiency amount is the reported capital and surplus less: 1) the capital and surplus required by Section 624.408(1)(a) 3., Florida Statutes, and 2) the excess investment in subsidiaries and/or affiliates as defined by Sections 625.151(3) and 625.325, Florida Statutes.

Therefore, based on the information provided by Company in its May 31, 2008 financial statement and the supplemental information provided by Company on July 11, 2008, and pursuant to Section 624.421(3), Florida Statutes, the Office finds that Company is not in compliance with the Florida Insurance Code. Thus, Penn Treaty Network America Insurance Company’s certificate of authority shall be deemed to have expired as of the end of the suspension period, on June 4, 2008.

Sincerely,

/s/ R A Willis

Robert A. Willis, Director

Enclosures:	Exhibit “A”
Notice of Rights

cc:	Paul Johns
Valerie Reglat
Cameron Waite
Anoush Brangaccio